Exhibit 99.1

Altimar Acquisition Corp. III Announces Pricing of Upsized $135 Million Initial Public Offering

NEW YORK, March 4, 2021 /PRNewswire/ — Altimar Acquisition Corp. III (the “Company”), a special purpose acquisition company, announced the pricing of its initial public offering of 13,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “ATAQU” beginning March 4, 2021. Each unit consists of one Class A ordinary share of the Company and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “ATAQ” and “ATAQW,” respectively.

The Company is sponsored by Altimar Sponsor III, LLC, an affiliate of HPS Investment Partners, LLC, and is led by Tom Wasserman as the Chief Executive Officer and chairman of the board of directors. The Company is a newly organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or business combination with one or more businesses.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are serving as joint book-running managers for this offering. The Company has granted the underwriters a 45-day option to purchase up to 2,025,000 additional units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on March 8, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from:

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282; Telephone: 1-866-471-2526; E-mail: Prospectus-ny@ny.email.gs.com; and

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; Telephone: 1-866-803-9204; E-mail: prospectus-eq_fi@jpmchase.com.

The registration statement relating to the securities became effective on March 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the proposed initial public offering will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact:

Altimar Acquisition Corp. III

info@altimarspac.com

HPS Investment Partners, LLC

Prosek Partners

Mike Geller / Josh Clarkson

mgeller@prosek.com / jclarkson@prosek.com